HSBC Finance Corporation

EXHIBIT 99.1

DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &		Moody’s
	Poor’s		Investors
	Corporation		Service		Fitch, Inc.		DBRS, Inc.

As of June 30, 2007
HSBC Finance Corporation
Senior debt	AA−		Aa3		AA−		AA (low	)
Senior subordinated debt	A+		A1		A+			*
Commercial paper	A-1+		P-1		F1+		R−1 (middle	)
Series B preferred stock	A−2		A2		A+			*
HFC Bank Limited
Senior debt	AA−		Aa3		AA−			*
Commercial paper	A-1+		P-1		F1+			*
HSBC Financial Corporation Limited
Senior notes and term loans	AA−		Aa3		AA−		AA (low	)
Commercial paper		*		*		*	R−1 (middle	)

*	Not rated by this agency.